[COO NYSE LOGO]                                      [THE COOPER COMPANIES LOGO]

                                                   21062 Bake Parkway, Suite 200
                                                   Lake Forest, CA 92630
                                                   888-822-2660
                                                   Fax: (949) 597-0662

NEWS RELEASE

     CONTACT:

     Norris Battin
     The Cooper Companies, Inc.
     ir@coopercompanies.com

     FOR IMMEDIATE RELEASE

               THE COOPER COMPANIES REPORTS SECOND QUARTER RESULTS

            Revenue Grows 34% to $96.4 Million; EPS 48 Cents, Up 50%

                         Operating Cash Flow $27 Million

LAKE FOREST, Calif., June 4, 2003 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal second quarter ended April 30, 2003.

     o    Revenue $96.4 million, 34% above second quarter 2002

     o    CooperVision worldwide organic revenue growth 27%

     o    Earnings per share 48 cents; trailing twelve months $1.87

     o    Operating cash flow $27 million

     o    Days sales in receivables (DSO's) 71 days

     o Earnings before taxes, depreciation and amortization ("cash flow") per share 73 cents, up 40% from 52 cents in second quarter 2002; trailing twelve months $2.84.

Revenue and Earnings Guidance

For the fiscal third quarter ending July 31, 2003, excluding any unusual items, Cooper expects revenue to range from $102 million to $105 million with earnings per share ranging from 52 cents to 54 cents. For fiscal 2003, Cooper continues to expect revenue to range from $395 million to $405 million with earnings per share of $2.03 to $2.07.


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For fiscal 2004, Cooper expects revenue to range from $450 million to $460 million with earnings per share in the range of $2.42 to $2.48, assuming a 24% effective tax rate.

Business Unit P&L Highlights ($'s in millions)

                          Three Months Ended April 30,

                    Revenue                      Operating Income
             --------------------   ------------------------------------------
                               %                      %    %Revenue   %Revenue
              2003    2002   Inc.    2003    2002   Inc.     2003       2002
             -----   -----   ----   -----   -----   ----   --------   --------
    CVI      $78.1   $56.1    39%   $20.2   $12.3    64%      26%        22%
    CSI       18.3    15.8    16%     4.0     4.1    (1%)     22%        26%
             -----   -----          -----   -----
 Subtotal     96.4    71.9    34%    24.2    16.4    48%      25%        23%
HQ Expense      --      --    --     (3.0)   (1.7)   --       --         --
             -----   -----          -----   -----
   TOTAL     $96.4   $71.9    34%   $21.2   $14.7    44%      22%        20%
             =====   =====          =====   =====

                           Six Months Ended April 30,

                     Revenue                       Operating Income
             ----------------------   ------------------------------------------
                                 %                      %    %Revenue   %Revenue
              2003     2002    Inc.    2003    2002   Inc.     2003       2002
             ------   ------   ----   -----   -----   ----   --------   --------
    CVI      $150.9   $ 98.2    54%   $38.5   $23.6    63%      26%        24%
    CSI        39.5     31.8    24%     7.9     7.6     3%      20%        24%
             ------    -----          -----   -----
 Subtotal     190.4    130.0    46%    46.4    31.2    49%      24%        24%
HQ Expense       --       --    --     (5.4)   (3.4)   --       --         --
             ------   ------          -----   -----
   TOTAL     $190.4   $130.0    46%   $41.0   $27.8    47%      22%        21%
             ======   ======          =====   =====

Second Quarter Performance

CooperVision

Organic revenue growth at CooperVision (CVI), Cooper's worldwide contact lens business, was 27%, about 20% in constant currency, assuming that Biocompatibles' revenue for February 2002 is included in the prior year period. CVI began to consolidate Biocompatibles' revenue into its reported results in March 2002. For the first half of the year, CVI's organic growth in constant currency, assuming that Biocompatibles' revenue for November 2001 through February 2002 is included in the prior year period, was about 16%.

Commenting on these results, A. Thomas Bender, Cooper's chief executive officer said, "I attribute CVI's exceptional performance this quarter to three factors: a robust worldwide contact lens market, continued strong demand for our specialty products - toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms -- and increased momentum with our value added spherical products such as Frequency Aspheric that continue to take market share from two-week commodity spherical lenses.

"Organic revenue for the Proclear products that we acquired in the Biocompatibles transaction more than doubled during the quarter and is 89% ahead for the first six months. Proclear products now represent more than 60% of the Biocompatibles business, and we expect that our next generation of contact lenses will be based on the patented Proclear technology."

CooperSurgical

At CooperSurgical (CSI), Cooper's women's healthcare medical device business, revenue grew 16% in the quarter to $18.3 million and is ahead 24% through the six-month reporting period. Second quarter revenue growth was virtually all from acquisitions.

"CSI revenue in the quarter was somewhat below our expectations," said Bender. "We are experiencing temporary softness in the capital equipment sector of the women's healthcare market, particularly with colposcopes that are used by state and locals government to help provide forensic evidence in sexual abuse and assault cases. Budgets for these programs have been cut severely.

"In addition, the capital equipment sector of the in-office market has been hurt by the consolidation of practices due to high malpractice insurance premiums."

CSI's operating margin in the second quarter narrowed to 22% from 26% in last year's second quarter, reflecting the integration of three recent acquisitions. CSI continues to expect operating margins to approach 25% by the end of the fiscal year. Shortly after the end of the quarter, CSI completed the acquisition of Prism Enterprises, LP and strengthened its position in the obstetric and neonatal product categories. With the addition of Prism, CSI expects revenue between $22 million and $23 million in each of the next two quarters.

CVI Business Details

Worldwide Contact Lens Market Conditions

Cooper estimates that during the first calendar quarter of 2003, the worldwide contact lens market grew about 10% in constant currency, a continuation of the strong 2002 industry growth.

"Growth in North America was 7% in the first calendar quarter according to recent industry sales audit data," said Bender, "and outside the United States, the five competitors in the space reported first quarter growth of 18% to 29% over last year's first quarter."

Pro Forma Results

At the end of February 2002, CVI acquired Biocompatibles Eyecare plc. CVI's consolidated revenue includes Biocompatibles beginning in March 2002. To measure CVI's organic growth, results and comparisons below are pro forma. They include Biocompatibles' revenue for November of 2001 through February of 2002 when we did not own them.

Second Quarter and Year-To-Date Contact Lens Revenue

     o Worldwide CVI revenue grew 27% in the second quarter, about 20% in constant currency, and is 22% ahead for the six-month period, about 16% in constant currency.


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


     o Revenue for specialty lenses--toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms--grew 39 percent in the second quarter and now account for over 60% of CVI's worldwide soft lens business. It grew 32% for the six-month period. Specialty lenses offer added benefits and command higher margins than commodity lenses that simply correct near- and farsightedness.

     o Sales of toric lenses, which correct astigmatism, increased 23% and now account for about 40% of CVI's soft lens revenue. They are 17% ahead for the six-month period. The two-week and monthly toric product lines grew 48% in the quarter and now represent about 56% of CVI's toric business. They grew 37% over the comparable six-month period of 2002.

     o CVI's disposable spherical lens business grew 43% in the second quarter and is 37% ahead for the six-month period, driven by Frequency Aspheric and Proclear spheres. This strong growth reflects the transition in the worldwide contact lens market from commodity two-week spheres to value added monthly disposable spheres.

CVI Geographic Revenue

     o CVI revenue in the United States, 52% of CVI's business in the quarter, grew 24%. Year to date, CVI's U.S. revenue is up 20%.

     o Revenue outside of the United States, 48% of CVI's worldwide sales in the quarter, grew 29%, 14% in constant currency, and is 24% ahead for the six-month period, 12% in constant currency.

     o European revenue, about 35% of CVI's revenue in the quarter, grew 25% and is 19% ahead year to date.

     o In the Asia-Pacific region, sales grew 55% and represent 5% of CVI's global business. CVI's line of two-week disposable lenses was launched in Japan during the quarter, and is meeting expectations. CVI expects sales of about $5 million to Japan in fiscal 2003.

CVI New Products

During the first half of fiscal 2003, CVI has broadened domestic distribution of Proclear Toric disposable lenses and introduced Expressions Accents, a new line of disposable cosmetic products that accentuates the natural color of the eye. Expressions Accents complements CVI's existing line of opaque lenses that change the appearance of the color of the eye. CVI expects distribution outside the U.S. to begin in the fiscal third quarter.

During the third quarter of fiscal 2003, CVI expects to launch Frequency Multifocal in markets outside the United States. Sales of Frequency Multifocal in the United States remain ahead of expectations. In 2003, CVI anticipates worldwide multifocal revenue of $6 million to $8 million.

Continuing to build on its Proclear franchise, CVI plans to introduce Proclear Multifocal in 2004.

CVI Second Quarter Expenses

During the second fiscal quarter, CVI research and development expense was $872 thousand, up 31% over the second quarter of 2002, reflecting the previously announced initiative to develop new and improved contact lens products. During the 2003 to 2005 period, CVI plans to continue to invest in two research programs, the development of an extended wear contact lens and an improved contact lens technology, and expects research and development expenses to be about $4 million in 2003.

The effect of currency gains and losses on operating income in the quarter was not material. Because CVI manufactures a major percentage of its lenses in the United Kingdom with costs denominated in pounds sterling, the unfavorable currency translation of manufacturing and operating costs tends to offset the favorable impact of currency on revenue.

CVI's gross margin was 67% of sales compared to 63% in the prior year's second quarter. Major influences on gross margins were:

     o A favorable impact from ongoing improvement in manufacturing costs across the entire product line and from right-sizing Biocompatibles' manufacturing with the ongoing shift of business to higher margin Proclear products.

     o An unfavorable impact on manufacturing costs from the stronger pound sterling and lower gross margins on sales to Asia-Pacific distributors.

Cooper Companies Financial Comments

Headquarters Expenses

Corporate headquarters second quarter expenses, which increased 25% sequentially and 78% over last year's second quarter, include spending to support the Company's ongoing tax planning which is expected to level off and then decrease after 2003. Going forward, Cooper expects to incur increased headquarters expenses to comply with recently adopted and proposed disclosure and corporate governance requirements.

Tax Rate

Cooper's effective tax rate for fiscal 2003 is expected to be 25%, the same rate used for the second quarter and six-month periods.

Balance Sheet Information

     o At the end of the second fiscal quarter, Cooper's days sales outstanding (DSO's) decreased to 71 days from 79 days in the first quarter reflecting improved cash collections. Cooper expects DSO's in the low to mid 70's through the remainder of fiscal 2003.

     o Inventory months on hand continue at desired levels--about 7.2 months--about the same as the last three quarters, and are expected to remain at this level going forward.


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


     o During the quarter, capital expenditures were about $7.5 million, $13.4 million year to date. Most of this spending is designed to improve manufacturing capacity and efficiency.

     o Depreciation and amortization was $3 million for the quarter, $5.9 million year to date.

Operating Cash Flow

Cooper's second quarter operating cash flow rebounded to $27 million from the atypically low $3.1 million generated in the first quarter. About $8 million reflected strong collection of receivables, resulting in an eight-day reduction in second quarter days sales outstanding. The balance of $19 million resulted from strong operating results. With $30.1 million of operating cash flow now generated through the first half of the year, Cooper expects to exceed $60 million for fiscal 2003. Excluding the $13.4 million for capital expenditures spent through the first half of 2003, "free cash flow" was $16.7 million.

Non-GAAP Financial Measures

Cooper's earnings before taxes, depreciation and amortization ("cash flow") per share for the second quarter of fiscal 2003 was 73 cents and 52 cents for the second quarter of 2002. For the six months ended April 30, cash flow per share was $1.41 and $1.02 per share in 2003 and 2002, respectively.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we think it is an appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time. Cooper has been reporting "cash flow per share" since 1999.

In Cooper's case, earnings before taxes, depreciation and amortization per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization." This is because unlike most companies, Cooper does not anticipate paying federal income taxes (except for alternative minimum taxes reinstated beginning in 2003) until about 2007, when it expects to exhaust its U.S. net operating loss carryforwards. This cash savings gives Cooper a significant competitive advantage, as most companies spend a large portion of their pretax profits on taxes.

Cash flow per share is not a substitute for the GAAP measure of operating cash flow. We present this data to increase awareness that income taxes provided for in our statement of income are essentially all non cash provisions which go toward reducing our recorded deferred tax asset in accordance with generally accepted accounting principles.

To calculate "cash flow per share" we add back non-cash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares outstanding used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "cash flow per share" for all periods reported using the same diluted per share figures.


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


                                                      Three Months Ended April 30,
                                               -----------------------------------------
                                                       2003                  2002
                                               -------------------   -------------------
                                                $(000)   Per Share    $(000)   Per Share
                                               -------   ---------   -------   ---------
Net income                                     $15,211     $0.48     $ 9,918     $0.32
                                                           =====                 =====
Add:
   Income taxes                                  5,071                 3,306
   Depreciation                                  2,578                 2,660
   Amortization                                    399                   392
                                               -------               -------
"Cash Flow Per Share"                          $23,259     $0.73     $16,276     $0.52
                                               =======     =====     =======     =====

Shares (000)                                    31,789                31,128
                                               =======               =======

                                                       Six Months Ended April 30,
                                               -----------------------------------------
                                                       2003                  2002
                                               -------------------   -------------------
                                                $(000)   Per Share    $(000)   Per Share
                                               -------   ---------   -------   ---------
Net income                                     $29,066     $0.92     $19,323     $0.62
                                                           =====                 =====
Add:
   Income taxes                                  9,689                 7,151
   Depreciation                                  5,193                 4,445
   Amortization                                    755                   700
                                               -------               -------
"Cash Flow Per Share"                          $44,703     $1.41     $31,619     $1.02
                                               =======     =====     =======     =====

Shares (000)                                    31,696                31,095
                                               =======               =======

                                                 12 Months Ended
                                                October 31, 2002
                                               -------------------
                                                $(000)   Per Share
                                               -------   ---------
Year ended October 31, 2002:
Net income                                     $48,875     $ 1.57
                                                           ======
Add:
   Income taxes                                 16,294
   Depreciation                                  9,892
   Amortization                                  1,477
                                               -------
"Cash Flow Per Share"                          $76,538     $ 2.45
                                               =======     ======

Shares (000)                                    31,189
                                               =======

Trailing twelve months ended April 30, 2003:

Twelve months ended October 31, 2002                       $ 2.45
Less: six months ended April 30, 2002                       (1.02)
Add: six months ended April 30, 2003                         1.41
                                                           ------
"Cash flow per share" for the 12 months
   ended April 30, 2003                                    $ 2.84
                                                           ======


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


Earnings Per Share

All per share amounts in this news release are diluted per share amounts from continuing operations.

Conference Call

The Cooper Companies will hold a conference call to discuss its second quarter results today at 2 p.m. Pacific Daylight Time. To access the live call, dial 1-800-500-0177. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is 187414. This call will also be broadcast live on The Cooper Companies' website, www.coopercos.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, cost of complying with new corporate governance regulatory requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2002. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.


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


Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units.

CooperVision markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical supplies diagnostic products, surgical instruments and accessories to the gynecology market. With headquarters in Trumbull, Conn., it also manufactures in Bedminister N.J., Cranford, N.J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.

The Cooper Companies, Inc., its subsidiaries or affiliates own, license or distribute the following trademarks italicized in this news release: Expressions Accents'TM', Frequency Aspheric'TM', Frequency Multifocal'TM' and Proclear'r', Proclear Multifocal'TM' and Proclear Toric'TM'.

                          (FINANCIAL STATEMENTS FOLLOW)


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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                   Consolidated Condensed Statements of Income

                (In thousands, except earnings per share amounts)

                                   (Unaudited)

                                              Three Months Ended     Six Months Ended
                                                   April 30,            April 30,
                                              ------------------   -------------------
                                                2003      2002       2003       2002
                                              -------   --------   --------   --------
Net sales                                     $96,368    $71,910   $190,382   $130,022
Cost of sales                                  33,948     27,746     68,595     48,373
                                              -------    -------   --------   --------
Gross profit                                   62,420     44,164    121,787     81,649
Selling, general and administrative expense    39,590     28,171     77,467     51,384
Research and development expense                1,279        918      2,594      1,775
Amortization of intangibles                       399        392        755        700
                                              -------    -------   --------   --------
Operating income                               21,152     14,683     40,971     27,790
Interest expense                                1,688      1,441      3,512      2,334
Other income (loss), net                          818        (18)     1,296      1,018
                                              -------    -------   --------   --------
Income before income taxes                     20,282     13,224     38,755     26,474
Provision for income taxes                      5,071      3,306      9,689      7,151
                                              -------    -------   --------   --------
Net income                                    $15,211    $ 9,918   $ 29,066   $ 19,323
                                              =======    =======   ========   ========

Diluted earnings per share                    $  0.48    $  0.32   $   0.92   $   0.62
                                              =======    =======   ========   ========

Number of shares used to compute diluted
   earnings per share                          31,789     31,128     31,696     31,095
                                              =======    =======   ========   ========

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                      Consolidated Condensed Balance Sheets

                                 (In thousands)

                                   (Unaudited)

                                                             April 30,   October 31,
                                                                2003         2002
                                                             ---------   -----------
                                     ASSETS

Current assets:
   Cash and cash equivalents                                  $ 11,895     $ 10,255
   Trade receivables, net                                       76,792       74,545
   Marketable securities                                         4,469        2,750
   Inventories                                                  81,977       76,279
   Deferred tax asset                                           16,426       17,781
   Other current assets                                         19,004       17,300
                                                              --------     --------
      Total current assets                                     210,563      198,910
                                                              --------     --------
Property, plant and equipment, net                              98,270       87,944
Goodwill                                                       251,741      238,966
Other intangibles, net                                          14,337       14,651
Deferred tax asset                                              21,055       26,806
Other assets                                                     4,199        3,838
                                                              --------     --------
                                                              $600,165     $571,115
                                                              ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                               $ 20,636     $ 36,333
Other current liabilities                                       83,011       90,348
                                                              --------     --------
      Total current liabilities                                103,647      126,681
                                                              --------     --------
Long-term debt                                                 141,942      127,318
Other liabilities                                                1,432        5,674
                                                              --------     --------
      Total liabilities                                        247,021      259,673
                                                              --------     --------
Stockholders' equity                                           353,144      311,442
                                                              --------     --------
                                                              $600,165     $571,115
                                                              ========     ========

                                      ####

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